EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (Registration  No.  333-140237) pertaining to the AeroVironment, Inc. Nonqualified Option Plan, the AeroVironment, Inc. Director's Nonqualified Stock Option Plan, the AeroVironment, Inc. 2002 Equity Incentive Plan, and the AeroVironment, Inc. 2006 Equity Incentive Plan of our report dated June 27, 2007, with respect to the consolidated  financial  statements and schedule of AeroVironment, Inc. and subsidiaries, included in this Annual Report on Form 10-K for the year ended April 30, 2007.

/s/ Ernst & Young LLP

Los Angeles, California
June 27, 2007